Exhibit 4.31

Irrevocable Power of Attorney

I, Jiping Liu, citizen of the People’s Republic of China (the ‘‘PRC”) with ID No 440301196306305512, is the shareholder holding 80% equity interests of Beijing Perusal Technology Co., Ltd.(the “Beijing Perusal”), hereby irrevocably appoint Xuyang Ren with the following powers and rights during the term of this Power of Attorney:

I hereby appoint Xuyang Ren to exercise, on my behalf, all voting rights of shareholder in accordance with PRC laws and Beijing Perusal’s Articles at the shareholders’ meetings of Beijing Perusal, including but not limited to the right to sell or transfer any or all of equity interests of Beijing Perusal and to designate and appoint the general manager of Beijing Perusal as my authorized representative on the shareholders’ meeting of the Beijing Perusal.

Such authorization and appointment are based upon the precondition that Xuyang Ren is acting as an employee of Baidu Online Network Technology (Beijing) Co., Ltd (the “Baidu Online”) and Baidu Online agrees such authorization and appointment. Once Xuyang Ren loses his title or position in Baidu Online or Baidu Online notifies of the termination of such authorization and appointment, I will withdraw such authorization and appointment to him immediately and designate/authorize the other individual nominated by Baidu Online to exercise the full voting rights on behalf of myself at the shareholders’ meetings of Beijing Perusal.

The term of this Power of Attorney is 10 years upon the execution date of this Power of Attorney during the duly existing term of Beijing Perusal unless the early termination of Operation Agreement jointly executed by Baidu Online and Beijing Perusal by any reason.

(Signature):	/s/ Jiping Liu

Date: June 23, 2006

Exhibit 4.31

Irrevocable Power of Attorney

I, Yazhu Zhang, citizen of the People’s Republic of China (the “PRC”) with ID No140102196607194865, is the shareholder holding 20% equity interests of Beijing Perusal TechnologyCo., Ltd (the “Beijing Perusal”), hereby irrevocably appoint Xuyang Ren with the following powers and rights during the term of this Power of Attorney:

I hereby appoint Beijing Perusal’s Articles at the shareholders’ meetings of Beijing Perusal, including but not limited to the right to sell or transfer any or all of equity interests of Beijing Perusal and to designate and appoint the general manager of Beijing Perusal as my authorized representative on the shareholders’ meeting of the Beijing Perusal.

Such authorization and appointment are based upon the precondition that Xuyang Ren is acting as an employee of Baidu Online Network Technology (Beijing) Co., Ltd (the “Baidu Online”) and Baidu Online agrees such authorization and appointment. Once Xuyang Ren loses his title or position in Baidu Online or Baidu Online notifies of the termination of such authorization and appointment, I will withdraw such authorization and appointment to him immediately and designate/authorize the other individual nominated by Baidu Online to exercise the full voting rights on behalf of myself at the shareholders’ meetings of Beijing Perusal.

The term of this Power of Attorney is 10 years upon the execution date of this Power of Attorney during the duly existing term of Beijing Perusal unless the early termination of Operation Agreement jointly executed by Baidu Online and Beijing Perusal by any reason.

(Signature):	/s/ Yazhu Zhang

Date: June 23, 2006

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